                            LIBERTY MEDIA CORPORATION

FOR IMMEDIATE RELEASE
March 25, 2003

Liberty Media Corporation (NYSE: L, LMC.B) President and CEO, Robert Bennett, will discuss Liberty's supplemental financial information and guidance in a conference call which will begin at 5:00 p.m. (ET) today. The call can be accessed by dialing (719) 457-2622 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 8:00 p.m. (ET) on March 25, 2003 through 5:00 p.m.(ET) April 1, 2003 by dialing (719) 457-0820 plus the pass code 792714#. The call will also be broadcast live across the Internet. To access the webcast go to http://www.libertymedia.com/investor_relations/default.htm. Links to the press release will also be available on the Liberty Media web site.

                LIBERTY MEDIA CORPORATION PROVIDES FOURTH QUARTER
              SUPPLEMENTAL FINANCIAL INFORMATION AND 2003 GUIDANCE

Englewood, Colorado - On March 25, 2003, Liberty filed its Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2002. The following release is being provided to supplement the information provided to investors in Liberty's Form 10-K as filed with the SEC. This information is not meant to serve as a release of financial results for Liberty. For information regarding Liberty's financial results, investors should refer to Liberty's financial statements included in its Form 10-K.

Liberty owns interests in a broad range of video programming, media, broadband distribution, interactive technology services and communications businesses. Liberty and its affiliated companies operate in the United States, Europe, South America and Asia with some of the world's most recognized and respected brands.

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of financial information for certain of Liberty's privately held assets including:

-    Starz Encore Group LLC, a consolidated, wholly-owned subsidiary of Liberty;
     and

- Discovery Communications, Inc. ("DCI" or "Discovery"); QVC, Inc.; Jupiter Telecommunications Co., Ltd. ("J-COM"); and Jupiter Programming Co., Ltd. ("JPC"), each a privately held equity affiliate of Liberty.

The following tables and comments compare financial information for the three months and twelve months ended December 31, 2002 to the same period for 2001. Three month comparisons are referenced by "Q/Q", and twelve month comparisons are referenced by "Y/Y." Operating expense, as used in the following tables, consists of operating, selling, general and administrative expenses and excludes depreciation, amortization, stock compensation and other charges taken into account in determining operating income. Operating cash flow, as defined by Liberty, represents revenue less operating expense. Liberty utilizes revenue and operating cash flow, as defined by Liberty, for purposes of making decisions about allocating resources to its affiliates and assessing their performance. Operating cash flow should not be considered a replacement for net income, cash flows or any other measure of performance or liquidity under GAAP or as an indicator of a company's operating performance.

     NOTE: The selected financial information presented for each of the equity affiliates listed above was obtained directly from those affiliates. Liberty does not control the decision making processes or business management practices of its equity affiliates. Accordingly, we are reliant on the management of these affiliates and their independent accountants to provide us with accurate financial information prepared in accordance with generally accepted accounting principles that we use in the application of the equity method. As a result, we make no representations as to whether such information presented on a stand alone basis has been prepared in accordance with GAAP. We are not aware, however, of any errors in or possible misstatements of the financial information provided to us by our equity affiliates that would have a material effect on our consolidated financial statements. Further, Liberty could not, among other things, cause any noncontrolled affiliate to distribute to Liberty its proportionate share of the revenue or operating cash flow of such affiliate.

STARZ ENCORE GROUP LLC

Liberty owned 100% of Starz Encore at December 31, 2002. The principal services of Starz Encore are the STARZ!, Encore and Thematic Multiplex premium movie services.

As is more fully described in Liberty's Form 10-K, following the Comcast / AT&T Broadband merger, Comcast stopped making payments under AT&T Broadband's affiliation agreement with Starz Encore, electing instead to make payments at lower rates pursuant to Comcast's agreement with Starz Encore. Starz Encore is vigorously contesting Comcast's claims, vigorously prosecuting its own claims and believes that it will succeed in obtaining a judgment against Comcast. However, because both actions are at an early stage, it is not possible to predict with a high degree of certainty the outcome of either action, and there can be no assurance that those actions will ultimately be resolved in favor of Starz Encore. As a result, pursuant to SEC Staff Accounting Bulletin No. 101, Starz did not recognize $9 million of revenue representing the difference between the rates prescribed in the AT&T Broadband affiliation agreements and the amounts paid by Comcast for the period from the Comcast / AT&T Broadband merger in November 2002 through year-end.

                                                                              STARZ ENCORE
                                                                     Summary Financial Information

                                                              Q4 02       Q4 01            2002      2001
----------------------------------------------------------------------------------------------------------
                                                                        (amounts in millions)
Revenue                                                     $      228       224       $     945       863
Operating Expense                                                  126       148             574       550
                                                            --------------------       -------------------
  OPERATING CASH FLOW                                       $      102        76       $     371       313
                                                            ====================       ===================

OUTSTANDING DEBT                                                                       $     375       430
                                                                                       ===================

TOTAL SUBSCRIPTION UNITS                                                                   137.9     114.1
                                                                                       ===================

- Starz Encore revenue and operating cash flow increased by 2% and 34% Q/Q and by 10% and 19% Y/Y, respectively. Operating expense decreased by 15% Q/Q and increased 4% Y/Y. Total subscription units increased by 21% due to a 3% increase in STARZ! units and a 26% increase in Encore/Thematic Multiplex units.

- The increase in revenue Q/Q and Y/Y was due to 31% growth in cable units and 7% growth in DBS units. Subscription units grew at a faster rate than revenue primarily due to the larger increase in units of Thematic Multiplex channels, which have lower subscription fee rates than other Starz Encore channels. Revenue growth Q/Q was offset by the $9 million reduction in revenue discussed above.

- The decrease in operating expense Q/Q was primarily due to a decrease in programming license fees resulting from different playoff patterns of high quality films during the two periods. Operating expenses increased by 4% Y/Y primarily due to a 2% increase in programming expenses due to an increase in programming license fees from improved performance of output product at the box office. S,G&A expenses increased by 12% due to increased spending on affiliate marketing efforts combined with an increase in bad debt expense resulting from the bankruptcy of Adelphia Communications.

- Starz Encore reduced its outstanding bank debt by $55 million during 2002. The reduction in debt resulted from growth in operating cash flow offset by income tax, stock compensation, and interest payments.

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STARZ ENCORE - FY '03 GUIDANCE

The following estimates assume primarily, among other factors, that we continue to recognize revenue at rates applicable under the Comcast affiliation agreement and continued growth in digital subscribers with a product mix that is consistent with that experienced historically.

-    Revenue by zero to low single digits %; Operating cash flow to remain flat.

DISCOVERY COMMUNICATIONS, INC.

Liberty owned approximately 50% of DCI as of December 31, 2002. The results below give effect to certain year-end audit adjustments and include the application of EITF 01-9, requiring certain expenses to be reclassified as offsets to revenue. In addition, previous presentations of the International Ventures were reflected on an attributed basis. DCI consolidated the results of International Ventures for the first time in 2002 pursuant to Statement of Financial Accounting Standards No. 144. For comparative purposes only, the pro forma presentation in the table and the discussion below includes the effects of the International Ventures results as if they were consolidated by DCI during 2001.

                         DISCOVERY COMMUNICATIONS, INC.

                          Summary Financial Information

                                                         pro-forma              pro-forma
                                               Q4 02       Q4 01       2002       2001
-----------------------------------------------------------------------------------------
                                                        (amounts in millions)
REVENUE:
  Discovery Networks U.S.                     $    321         240   $  1,121         992
  Discovery Networks International                 112         110        384         345
  International Ventures                            14           -         51          48
  Consumer Products & Other*                        99          90        161         180
                                              --------   ---------   --------   ---------
    TOTAL REVENUE                                  546         440      1,717       1,565
                                              --------   ---------   --------   ---------

OPERATING EXPENSE:
  Discovery Networks U.S.                          201         139        704         661
  Discovery Networks International                  90          99        323         319
  International Ventures                            23          23         86          85
  Consumer Products & Other*                        90          93        225         251
                                              --------   ---------   --------   ---------
    TOTAL OPERATING EXPENSE                        404         354      1,338       1,316
                                              --------   ---------   --------   ---------

OPERATING CASH FLOW (DEFICIT):
  Discovery Networks U.S.                          120         101        417         331
  Discovery Networks International                  22          11         61          26
  International Ventures                            (9)          -        (35)        (37)
  Consumer Products & Other*                         9          (3)       (64)        (71)
                                              --------   ---------   --------   ---------
    TOTAL OPERATING CASH FLOW                 $    142         109   $    379         249
                                              ========   =========   ========   =========
OUTSTANDING DEBT                                                     $  2,348       2,239
                                                                     ========   =========

* INCLUDES ALL INTERCOMPANY ELIMINATIONS.

During the fourth quarter of 2002, DCI continued its strong execution in a challenging global environment. In particular, U.S. ad sales showed strong performance compared to the challenging marketplace of a year earlier. Total operating cash flow increased 42% Q/Q and 52% Y/Y, driven by gross advertising revenue increases of 22% Q/Q and 9% Y/Y and gross affiliate revenue increases of 13% Q/Q and Y/Y. Operating expenses increased by 14% Q/Q and 2% Y/Y.

DCI's affiliated networks now reach more than 875 million cumulative worldwide subscribers. Growth has been broad based, with the digital network group within Domestic Networks approaching cumulative distribution of 100 million subscribers. Distribution of Animal Planet in Asia passed the 80 million subscriber level only one quarter after Animal Planet passed the same mark in the United States.

DCI - DISCOVERY NETWORKS U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, The Health Network, Discovery Kids Channel, BBC-America Representation, The Science Channel, Discovery Times Channel, Discovery Home & Leisure Channel, Discovery Wings Channel, Discovery en Espanol, Discovery HD Theater and online initiatives.

- Domestic Networks now reach approximately 519 million cumulative subscribing households. Domestic Networks revenue increased by 34% Q/Q and 13% Y/Y due to increases in both affiliate and advertising revenue. Operating cash flow increased by 19% Q/Q and 26% Y/Y.

- Net advertising revenues increased 22% Q/Q and 7% Y/Y. These increases were driven by 9% Q/Q and 7% Y/Y increase in combined total day audience delivery and strong increases in advertising inventory sell-out.

- Net affiliate revenues increased 57% Q/Q and 26% Y/Y as aggregate subscribers increased by 18%. These revenues are net of launch support amortization and other items of $33 million and $51 million for the quarters ended December 31, 2002 and 2001, respectively, and $140 million and $146 million for the years ended December 31, 2002 and 2001, respectively. Net affiliate revenues grew faster than subscribers for the year and the quarter due to a decrease in launch support amortization. Excluding the effects of launch support amortization, gross affiliate revenues increased 17% for the quarter and 16% for the year.

- Operating expenses increased 45% Q/Q and 7% Y/Y. The increases Q/Q resulted from a 34% increase in programming and marketing costs and a 73% increase in SG&A expenses. The increase in programming and marketing expense was due to a return to more normalized spending levels in the fourth quarter of 2002 compared to dramatic cost saving efforts in place during the fourth quarter of 2001. SG&A expense increased due to increased commissions and other sales overhead costs resulting from favorable advertising and affiliate sales trends, combined with increased G&A expenses resulting from the cost savings initiatives that were in place in the fourth quarter of 2001.

DCI - DISCOVERY NETWORKS INTERNATIONAL: Discovery Channels in Europe, Latin America, Asia, India, Germany, Italy/Africa and Kids-Latin America, Travel & Adventure-Latin America, Health-Latin America, Discovery Home & Leisure UK, Showcase Europe, Travel & Adventure Asia, Animal Planet-United Kingdom and Health Channel-United Kingdom.

- International Networks revenue increased by 2% Q/Q and 11% Y/Y due to increases in both affiliate and advertising revenue. Operating cash flow doubled from $11 million to $22 million Q/Q and increased 135% Y/Y to $61 million.

- Net advertising revenue increased 22% Q/Q and 32% Y/Y as ratings increases and subscriber growth drove 45% Q/Q and 50% Y/Y increases in audience delivery in Discovery Channel Europe and 27% Q/Q and 33% Y/Y increases in audience delivery in Discovery Home & Leisure UK.

- Net affiliate revenues decreased by 7% Q/Q, but increased by 6% Y/Y. The Q/Q decrease was driven by an $8 million increase in marketing and other contra revenue items for the period, while the Y/Y increase was driven by subscriber growth of 25%. Subscription units grew at a faster rate than revenue primarily due to a disproportionate increase in subscribers of recently launched networks and certain networks in Asia where the majority are currently in a free contract period or have lower subscription fee rates than other International channels. Affiliate revenue growth was also affected by a decline in affiliate revenue in Latin America primarily due to the regional economic and currency conditions, despite a subscriber increase in the region of over 10%. International Networks now reach over 239 million cumulative subscribing households.

- Operating expenses decreased 9% Q/Q and increased 1% Y/Y. The quarterly decrease was primarily attributable to continued cost containment efforts in response to the difficult Latin American economic conditions.

DCI - INTERNATIONAL VENTURES: Consolidated BBC/DCI Joint Venture Networks (Animal Planet networks in Europe, Asia, Latin America, People + Arts Latin America and Spain). International Ventures results are consolidated for the fourth quarter and year ending December 31, 2002, in accordance with Financial Accounting Statement 144. Presentations had previously included International Ventures on an attributed basis, whereas the results herein reflect the consolidated entities.

- International Ventures revenue remained unchanged Q/Q and increased 6% Y/Y. The operating cash flow deficit remained unchanged Q/Q and improved by 5% Y/Y, from $37 million to $35 million. The Y/Y revenue increase was primarily due to a 10% increase in affiliate revenue driven by a 58% increase in subscribers. The improvement in the operating cash flow deficit was due to continued cost containment efforts in response to the Latin American markets. International Ventures now reach over 117 million cumulative subscribing households.

DCI - CONSUMER PRODUCTS: The principal components of Discovery Consumer Products include a proprietary retail business comprised of a nationwide chain of 154 Discovery Channel stores, six temporary holiday season outlets, mail-order catalogs, an on-line shopping site, a global licensing and strategic partnerships business, and a supplementary education business reaching over 35 million students and 90,000 classrooms in the U.S.

- The improvement in operating cash flow of $12 million Q/Q and $7 million Y/Y was primarily due to an increase in gross margin resulting from sales of newly introduced higher margin product, combined with a reduction in store operating costs and other overhead.

DCI - OUTSTANDING DEBT: DCI's outstanding debt (including capital leases, letters of credit, and other notes payable) increased by $109 million compared to December 31, 2001. The increase was primarily due to additional borrowings for the acquisition and funding of start-up businesses including, Discovery Health and the Health Network, continued investment in the Consumer Products division, debt service costs and launch support payments associated with Animal Planet and Travel Channel.

DCI - FY '03 GUIDANCE
The following estimates assume primarily, among other factors, continued positive trend in the domestic advertising sales market, stabilization of certain Latin American economies, continued growth in international distribution and economic uncertainty in the national retail environment.

For full year 2003 versus 2002, DCI operating results are expected to increase as follows:

DCI consolidated :
-  Revenue by low teens %;  Operating cash flow by 15 - 20%.

Discovery Networks U.S.:
- Revenue by low to mid teens %; Operating cash flow by mid to high single digits %.

Discovery Networks International:
-  Revenue by low to mid single digits %;  Operating cash flow by high teens %.

Notes:

BBC/DCI JOINT VENTURES - CONSOLIDATED:
The equity in the assets of the British Broadcasting Corporation/DCI joint ventures are predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates. Where DCI exercises control of BBC/DCI joint ventures, DCI consolidates financial results into International Ventures. Until such assets reach breakeven, 100% of the economic interests are consolidated. After DCI has fully recouped prior investment, the economic interests will match the equity interests and will be accounted for under the equity method.

BBC/DCI JOINT VENTURES - EQUITY AFFILIATES:
DCI accounts for its interests in remaining joint ventures, including interests in Discovery Channel Canada, Discovery Channel Japan, Animal Planet Canada, Animal Planet Japan, and Joint Venture Programming, as equity method investments. The operating results of these entities are not reflected in the results presented above.

OTHER JOINT VENTURES: DISCOVERY TIMES CHANNEL, DISCOVERY HEALTH CHANNEL, ANIMAL PLANET (US) - CONSOLIDATED
DCI owns a 50% interest in Discovery Times Channel, a 72% interest in The Health Channel and a 60% interest in Animal Planet (US). These ventures are controlled by DCI and therefore DCI consolidates the revenues and operating expenses of the ventures as part of Discovery Networks U.S. Due to certain contractual redemption rights of the outside partners in the ventures, no losses of these ventures are allocated to the outside partners. While such redemption rights are outstanding, DCI adjusts the outside partners' interests to reflect the redemption provisions. Upon expiration of these rights, the economic interests will approximate the equity interests.

QVC, INC.

Liberty owned approximately 42% of QVC as of December 31, 2002. The following table includes financial information for QVC as reported in Comcast Corporation's February 27, 2003 press release. Please see such press release for additional information.


                                       QVC
                          Summary Financial Information

                                                Q4 02      Q4 01       2002       2001
-----------------------------------------------------------------------------------------
                                                         amounts in millions
REVENUE:
Domestic & iQVC                               $  1,153       1,088   $  3,672       3,373
United Kingdom                                      94          80        297         272
Germany & Other                                    134          94        412         272
                                              --------   ---------   --------   ---------
   TOTAL REVENUE                                 1,381       1,262      4,381       3,917
                                              --------   ---------   --------   ---------

OPERATING EXPENSE:
Domestic & iQVC                                    890         857      2,845       2,647
United Kingdom                                      80          68        269         247
Germany & Other                                    125         101        409         301
                                              --------   ---------   --------   ---------
   TOTAL OPERATING EXPENSE                       1,095       1,026      3,523       3,195
                                              --------   ---------   --------   ---------

OPERATING CASH FLOW (DEFICIT):
Domestic & iQVC                                    263         231        827         726
United Kingdom                                      14          12         28          25
Germany & Other                                      9          (7)         3         (29)
                                              ========   =========   ========   =========
   TOTAL OPERATING CASH FLOW                  $    286         236   $    858         722
                                              ========   =========   ========   =========
OUTSTANDING DEBT                                                     $      1         302
                                                                     ========   =========

- QVC's revenue and operating cash flow increased by 9% and 21% Q/Q and by 12% and 19% Y/Y, respectively. In the fourth quarter, QVC's domestic business generated 6% revenue growth over a strong fourth quarter in 2001 while revenue at the United Kingdom business increased 18% and revenue at the Germany business increased 36%. Operating cash flow increases reflect higher gross margins, continuing operating improvements and increased scale in the international businesses. Higher gross margins and operating efficiencies drove the domestic operating cash flow margin improvement to 22.9% from 21.3%.

- QVC's domestic business reported solid results and its international operations added to its growth. In 2002, QVC-Germany reached its first full year of operating cash flow contribution and QVC-Japan, in its second year of operations, contributed $1 million of operating cash flow in the fourth quarter.

-    QVC paid off all of its outstanding bank debt as of December 31, 2002.

JAPANESE BUSINESSES

Liberty owned 36% of J-COM and 50% of JPC at December 31, 2002. The following table reflects 100% of each affiliate's consolidated results which are reported in Japanese Yen and are translated into U.S. Dollars at a convenience exchange rate of 118.76 (exchange rate at December 31, 2002).

JUPITER TELECOMMUNICATIONS CO., LTD.

                                      J-Com
                          Summary Financial Information

                                                Q4 02            Q4 01                    2002              2001
------------------------------------------------------------------------------------------------------------------------
                                                                      (amounts in millions)

                                            Yen      US $     Yen      US $            Yen      US $    Yen       US $
Revenue                                    32,498      274   23,361      197         116,631     982    76,561      645
Operating Expense                          24,313      205   20,155      170          90,172     759    69,608      586
                                          -------   ------   ------   ------         -------   -----   -------   ------
 OPERATING CASH FLOW                        8,185       69    3,206       27          26,459     223     6,953       59
                                          =======   ======   ======   ======         =======   =====   =======   ======
OUTSTANDING DEBT(1)                                                                  209,691   1,766   216,608    1,824
                                                                                     =======   =====   =======   ======

MANAGED SUBSCRIBER DATA (000'S):
Cable                                                                                  1,423             1,192
High Speed Data                                                                          504               321
Telephony                                                                                350               166
Homes Receiving Service (2)                                                            1,591             1,291

(1) EXCLUDES SHAREHOLDER DEBT OF(Y)80,985 MILLION, OR $682 MILLION.
(2) REPRESENTS THE NUMBER OF HOUSEHOLDS SUBSCRIBING TO AT LEAST ONE JCOM BROADBAND SERVICE.

J-COM: J-COM is Japan's largest multiple system operator (MSO) based on the number of customers served. J-COM and its subsidiaries provide cable television, high-speed Internet access and telephony services in Japan. Managed subscriber data includes all consolidated subsidiaries as well as equity affiliates that are managed by J-COM.

- Revenue increased 39% Q/Q and 52% Y/Y due to increased cable distribution and substantial growth in telephony and internet revenue. These revenue increases also include Y 8,200 million ($69 million) for the year and Y 2,200 million ($19 million) for the quarter that are included in consolidated results for 2002 due to acquiring controlling interests in former equity affiliates managed by J-COM. Managed cable subscribers increased 19%, Internet services subscribers increased 57% and telephony subscribers increased 110%. Average revenue per household receiving at least one service ("ARPH") increased 6% to Y 6,183 or $52.

- Operating cash flow at J-COM increased 155% Q/Q and 281% Y/Y due to the revenue increases combined with margin improvements associated with increased scale.

- J-COM served approximately 1.6 million homes at December 31, 2002, an increase of 23%, and services per household (total revenue generating units divided by total households served) rose from 1.28 to 1.43. Penetration of homes taking at least one service has increased from 23% to over 27%.

- Approximately 34% of J-COM's subscribers subscribe to more than one service, which translates into approximately 540,000 homes with multiple services. The triple play service option is making strong headway with 9% of J-COM's homes subscribing to the service at December 31, 2002.

- In February 2003, J-COM entered into a syndicated loan agreement for 140 billion yen ($1.2 billion) with 13 financial institutions. Of this amount, 32 billion yen ($269 million) was in the form of shareholder loans from Liberty, Sumitomo and Microsoft (J-COM's majority shareholders). The facility has a term of approximately 6 1/2 years. At the same time, J-COM reached an agreement with J-COM's majority shareholders to secure further subordinated borrowings of Y 150 billion ($1.2 billion). Of the total long-term funds raised of Y 290 billion ($2.4 billion), J-COM used approximately Y 235 billion ($2 billion) to repay short-term loans that were either provided or guaranteed by the majority shareholders. Subsequent to this refinancing, Liberty guarantees Y 15.6 billion ($131 million) of J-COM's debt. Also, Liberty has agreed to fund up to an additional Y 20 billion ($168 million) to J-COM in the event J-COM's cash flow (as defined in the bank loan agreement) does not meet certain targets. This commitment expires after September 30, 2004.

J-COM - FY '03 GUIDANCE

The following estimates assume continued subscriber growth and increases in digital penetration, a product mix that is consistent with that experienced historically, the ability to raise prices without significant subscriber losses and continued cost control efforts, including programming costs.

-    Revenue by mid teens %;  Operating cash flow by 50 - 70%.

JUPITER PROGRAMMING CO., LTD.

                                      JPC
                          Summary Financial Information


                                    Q4 02              Q4 01                   2002                 2001
--------------------------------------------------------------------------------------------------------------
                                                          (amounts in millions)
                                Yen      US $      Yen      US $            Yen      US $        Yen      US $
Revenue                        10,354       87     7,136       60          34,521       291     25,416      214
Operating Expense               9,070       76     6,295       53          30,396       256     23,059      194
                             --------   ------   -------   ------       ---------   -------   --------   ------
 OPERATING CASH FLOW            1,284       11       841        7           4,125        35      2,357       20
                             ========   ======   =======   ======       =========   =======   ========   ======
OUTSTANDING DEBT                                                            4,822        41      5,345       45
                                                                        =========   =======   ========   ======
CUMULATIVE SUBSCRIBERS(1)                                                  34,245               25,752

(1) INCLUDES SUBSCRIBERS AT ALL CONSOLIDATED AND EQUITY OWNED JPC CHANNELS, STATED IN MILLIONS. SHOP CHANNEL SUBSCRIBERS ARE STATED ON A FULL-TIME EQUIVALENT BASIS.

 JPC: JPC is the largest multi-channel television programming and content provider in Japan based upon the number of subscribers receiving the channels. JPC currently owns, operates or invests in 14 channels.

- JPC's revenue increased 45% Q/Q and 36% Y/Y due to 50% Q/Q and 39% Y/Y growth in JPC's shopping channel revenue. Shop Channel posted record sales in November 2002 during their Anniversary Week, which celebrated the channel's 6th year in business. JPC's other consolidated channel offerings also experienced strong revenue growth with Q/Q increases at CSN (JPC's movie channel), Golf Network and LaLa TV (JPC's women's channel) of 19%, 19% and 132%, respectively, and Y/Y increases of 20%, 18% and 144%, respectively. Subscribers grew by 29% at Shop Channel, 21% at CSN, 19% at Golf Network and 196% at LaLa TV.

- JPC's operating cash flow increased 53% Q/Q and 75% Y/Y due to the revenue increases offset by increased cost of goods sold, fulfillment, telemarketing, programming and general and administrative expenses.

JPC - FY '03 GUIDANCE

The following estimates assume continued subscriber growth across all programming services, increases in sales per home at Shop Channel and gross margins that are consistent with historical margins.

-    Revenue by mid teens %;  Operating cash flow by high teens %.

SUMMARY OF CASH AND LONG-TERM DEBT

A summary of Liberty's cash and long-term debt as of December 31 and September 30, 2002 is as follows:

                                                                      12/31/02       09/30/02
 ----------------------------------------------------------------------------------------------
                                                                         amounts in million
CASH AND CASH RELATED INVESTMENTS:
   Liberty Corporate Cash                                            $     2,009          1,603
   Corporate Short-term Investments                                           80             71
   Corporate Long-term Marketable Securities (1)                             542            265
                                                                     -----------    -----------
     TOTAL CORPORATE CASH AND LIQUID INVESTMENTS                           2,631          1,939
   Cash and Liquid Investments of Subsidiaries (2)                           210            308
                                                                     -----------    -----------
TOTAL CASH AND LIQUID INVESTMENTS                                          2,841          2,247
LESS:  SHORT AND LONG-TERM SECURITIES                                       (671)          (399)
                                                                     -----------    -----------
CONSOLIDATED CASH BALANCE (GAAP)                                     $     2,170          1,848
                                                                     ===========    ===========
DEBT:
   Senior Notes and Debentures (3)                                   $     2,488          2,488
   Senior Exchangeable Debentures (4)                                      3,096          3,096
   Bank Debt                                                                 325            475
                                                                     -----------    -----------
     TOTAL CORPORATE DEBT                                                  5,909          6,059
   Debt of Subsidiaries
                                                                           1,312          1,375
                                                                     -----------    -----------
TOTAL CORPORATE AND SUBSIDIARY DEBT                                        7,221          7,434

LESS:  UNAMORTIZED DISCOUNT ATTRIBUTABLE
                TO CALL OPTION OBLIGATION                                 (2,231)        (2,233)
           UNAMORTIZED DISCOUNT                                              (19)           (19)
CONSOLIDATED DEBT BALANCE (GAAP)                                     $     4,971          5,182
                                                                     ===========    ===========

(1) REPRESENTS LONG-TERM LIQUID CASH EQUIVALENTS WHICH ARE INCLUDED IN INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES AND OTHER COST INVESTMENTS IN LIBERTY'S CONSOLIDATED BALANCE SHEET.
(2) INCLUDES $27 MILLION OF SHORT-TERM AND $22 MILLION OF LONG-TERM SECURITIES HELD BY SUBSIDIARIES.
(3) REPRESENTS FACE AMOUNT OF SENIOR NOTES AND DEBENTURES WITH NO REDUCTION FOR THE UNAMORTIZED ISSUE DISCOUNT OF $19.
(4) REPRESENTS FACE AMOUNT OF SENIOR EXCHANGEABLE DEBENTURES, WITH NO REDUCTION FOR THE UNAMORTIZED DISCOUNT ATTRIBUTABLE TO THE EMBEDDED CALL OPTION OBLIGATION IN THE AMOUNT OF $2,231.

The above presentation is provided to separately identify parent-only cash and liquid investments and debt information from our consolidated cash and debt balances.

Liberty's Total Corporate Cash and Liquid Investments increased by $692 million and Total Corporate Debt decreased by $150 million compared to September 30, 2002. The increase in corporate cash was primarily due to proceeds from the Liberty rights offering, an early unwind of a Motorola collar and the corresponding sale of shares of Motorola common stock. Cash proceeds were partially offset by corporate bank debt repayments of $150 million.

SUMMARY OF LIBERTY'S OWNERSHIP OF SIGNIFICANT PUBLIC ASSETS

                                                       SHARES HELD   SHARE PRICE
TICKER SYMBOL                                          12/31/02(1)     3/24/03      MARKET VALUE
------------------------------------------------------------------------------------------------
      NWS.A                                                  232.0   $     25.25    $    5,858.0
      AOL                                                    171.2         10.95         1,874.5
      USAI                                                    89.7         26.91         2,413.8
      MOT (2)                                                 76.3          8.28           631.8
      PCS (3)                                                192.0          4.04           775.9
      VIA.B (4)                                               15.2         39.25           595.9
      UCOMA                                                  304.7          2.62           798.3
      V (5)                                                   37.4         14.47           541.2
      CD                                                      26.4         13.27           350.3
      IDT                                                     10.3         14.93           153.8
      LSTTA / LSTTB (6)                                       39.3          2.18            85.7
      CJR                                                      7.1         13.60            96.9
      AMGIA (7)                                               52.4          1.45            76.0
      OPTV                                                    32.8          0.89            29.2
      Other                                                                                205.6

AMOUNTS IN MILLIONS, EXCEPT PER SHARE PRICES.

(1) Represents common share equivalents, assuming all applicable conversions and exchanges, unless otherwise noted.
(2) Includes 22.1 million shares underlying Liberty's 3.5% Senior Exchangeable Debentures due 2031, which have an initial exchange price of $27.16 per Motorola share.
(3) Excludes 12.6 million warrants exercisable at $12.01 per share that expire November 13, 2003 and preferred convertible shares (face amount $123 million) that convert into 8.0 million common shares. Includes 19.9 million shares underlying Liberty's 4% Senior Exchangeable Debentures due 2029, which have an initial exchange price of $43.58 per Sprint PCS Group share. Includes 13.6 million shares underlying Liberty's 3.75% Exchangeables due 2030, which have an initial exchange price of $59.61 per Sprint PCS Group share. Excludes 5.1 million shares held by Liberty Satellite & Technology, Inc.
(4) Includes 15.2 million shares underlying Liberty's 3.25% Senior Exchangeable Debentures due 2031, which have an initial exchange price of $53.86 per VIA.B share.
(5) Liberty owns 37.4 million ordinary shares of Vivendi Universal S.A. which is the equivalent of 37.4 million ADS's.
(6) Excludes $150 million face amount of nonconvertible preferred stock of Liberty Satellite & Technology, Inc. and $150 million face amount of convertible preferred stock, convertible at a price of $88.40.
(7) Represents Class B shares which carry ten votes to each Class A vote. Excludes $224.3 million drawn amount of Ascent Media Group's Convertible Debt Facility, of which $206.2 million is convertible at $10 per share, $8.8 million is convertible at $3.50 per share, $5.3 million is convertible at $1.94 per share and $4.0 million is convertible at $1.56 per share.

SUMMARY OF LIBERTY'S EQUITY DERIVATIVES

The following table includes cashless collars, put spread collars, senior exchangeable debentures and narrow band collars. Effective December 31, 2002, none of these instruments are considered hedges for GAAP reporting purposes.

                                          NUMBER OF                      WTD.        WTD.        WTD.
                                         UNDERLYING      WTD. AVG.       AVG.        AVG.       AVG.YRS.
                                           SHARES       LOWER PUT/      FLOOR/     CEILING/       TO
SECURITY         HEDGING INSTRUMENT       12/31/02       SHARE (2)       SHARE       SHARE     MATURITY
--------------------------------------------------------------------------------------------------------
   AOL             EQUITY COLLARS            36,100            N/A    $       47   $      96         2.6
   AOL             PUT OPTION (1)            36,100    $        40           N/A         N/A         2.6
   AOL             PUT SPREAD (2)            21,538             28            49         118         2.2
                                         ----------    -----------    ----------   ---------   ---------
Total AOL                                    57,638             36            48         104
  NWS.A            EQUITY COLLARS             5,000            N/A            45          85         2.3
  NWS.A            PUT SPREAD (2)             6,916             20            33          79         2.8
                                         ----------    -----------    ----------   ---------   ---------
Total NWS.A                                  11,916                           38          81
PCS                EQUITY COLLARS (3)       145,421            N/A            23          38         5.5
MOT                EQUITY COLLARS            51,919            N/A            25          50         1.2
CD                 EQUITY COLLARS            26,357            N/A            19          33         2.5
PCLN               EQUITY COLLARS             3,125            N/A            37          92         2.5

NOTE:  SHARE AMOUNTS ARE STATED IN THOUSANDS

(1) Represents AOL puts that were sold during the first quarter of 2002 at approximately $40 per share.
(2) Put spread collars provide the counterparty with a put option that gives it the right to require Liberty to purchase the underlying securities at a price that is lower than Liberty's put price. The inclusion of the secondary put option allows Liberty to secure a higher call option price while maintaining net zero cost to enter into the collar.
(3) Excludes 5.1 million shares held by Liberty Satellite & Technology, Inc. that have a weighted average floor of $60 per share, a weighted average ceiling of $82 per share and have a maturity date of February 2003.

OUTSTANDING SHARES

At December 31, 2002, there were approximately 2.689 billion outstanding shares of L and LMC.B and 78 million shares of L and LMC.B reserved for issuance pursuant to warrants and employee stock options. At March 24, 2003, the majority of the options to purchase L and LMC.B shares had a strike price that was higher than the closing stock price implying that such options are anti-dilutive. However, if these options as well as all other warrants and options to purchase L and LMC.B shares were exercised it would result in aggregate proceeds of approximately $905 million.

OTHER EVENTS:

LIBERTY ANNOUNCES TERMS OF PRIVATE PLACEMENT OF UP TO $1.75 BILLION SENIOR EXCHANGEABLE DEBENTURES

On March 20, 2003, Liberty Media Corporation announced its intention to raise approximately $1.5 billion through an offering of 20-year exchangeable senior debentures that are exchangeable into shares of AOL Time Warner, Inc. common stock, the value of which can be paid, at Liberty's option, with AOL Time Warner, Inc. common stock, Liberty Media Corporation Series A common stock, cash or any combination thereof. The terms negotiated with the initial purchasers of the debentures include an annual interest rate of 0.75% of the original principal amount of each debenture and an initial exchange rate of 57.4079 shares of AOL Time Warner common stock for each $1,000 original principal amount of debentures (which implies an initial exchange price of approximately $17.42 per AOL share). Liberty may raise up to an additional $250 million upon exercise of an option granted to the initial purchasers.

The initial sale of the debentures is intended to be made only to qualified institutional buyers under Rule 144A.

The securities have not been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements. Liberty anticipates that the issuance will be consummated on or about March 26, 2003.

The foregoing is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell any securities of Liberty.

LIBERTY TRIGGERS QVC, INC. EXIT PROCESS

On March 3, 2003, Liberty announced that it had notified Comcast Corporation of its election to trigger an exit process under the stockholders' agreement governing their interests in QVC, Inc. Liberty and Comcast are negotiating to establish a fair market value for QVC. If these negotiations are not successful, the valuation process will be assumed by independent third parties.

LIBERTY INCREASES OWNERSHIP IN J-COM

On February 25, 2003, Liberty announced that it would acquire 8% of the outstanding shares of J-COM from Sumitomo Corporation making Liberty the largest J-COM shareholder. Liberty's ownership interest in J-COM increases from 36% to 44% as a result of acquiring the additional 8% for $142 million. Sumitomo will continue to provide management assistance to J-COM and will remain a key strategic shareholder in J-COM with approximately 28% of the ownership interest. The remainder of J-COM is owned by Microsoft Corporation (23%) and other minority shareholders.

LIBERTY UPDATES INVESTORS REGARDING STOCK ISSUANCE OBLIGATION

On February 24, 2003, Liberty issued a clarifying statement regarding certain stock issuance obligations in connection with its 2001 split-off from AT&T Corp. In connection with Liberty's split-off from AT&T in 2001, the Internal Revenue Service issued a private letter ruling confirming that the transaction would be tax-free to AT&T and its shareholders. The private letter ruling included a statement that Liberty intended to issue specified amounts of its equity within specified time periods following the split-off. Liberty believes, based on a supplemental private letter ruling issued by the IRS on January 16, 2003, that it has now issued a sufficient amount of its equity to satisfy this statement of intention and that repurchases of its stock do not affect such determination.

LIBERTY REPORTS FINAL RESULTS OF RIGHTS OFFERING

On December 6, 2002, Liberty announced the final results of its previously announced rights offering. Liberty issued 103,426,000 shares of Series A common stock for net proceeds of approximately $618 million, net of expenses.

CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF LIBERTY MEDIA CORPORATION AND SUBSIDIARIES OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS: THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY MEDIA CORPORATION, INCLUDING THE MOST RECENTLY FILED FORM 10-K OF LIBERTY MEDIA CORPORATION; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH WE OPERATE; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO LIBERTY MEDIA CORPORATION'S PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. LIBERTY MEDIA CORPORATION EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY MEDIA CORPORATION'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact:  Mike Erickson  877-772-1518